EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2010 Third Quarter Financial Results

ELGIN, Ill., Oct. 20, 2010 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers, today announced results for the third fiscal quarter of 2010, which ended September 11, 2010.

Third quarter highlights include:

  Sales increased 20%, to $26.7 million, compared to $22.3 million in the third quarter of fiscal 2009. For the first three quarters of fiscal 2010, sales increased 11%, to $76.1 million, compared to $68.4 million in the first three quarters of fiscal 2009.
  Average sales per working day was approximately $460,000, compared to $380,000 in the third quarter of fiscal 2009 and compared to $430,000 in the second quarter of fiscal 2010.
  Same-branch sales increased 18%, measured for the 58 branches that were in operation throughout both the third fiscal quarters of 2010 and 2009. For the first three quarters of fiscal 2010, same-branch sales increased 9%, measured for the 58 branches that were in operation throughout both first three quarters of 2010 and 2009.
  EPS (diluted) was $0.05 compared to $0.05 in the third quarter of fiscal 2009. The weighted average shares outstanding in the third quarter of fiscal 2010 was 14.2 million compared to 12.0 million in the third fiscal quarter of 2009. The increase in shares was due to our June 2010 offering.

Mr. Joseph Chalhoub, President and Chief Executive Officer of Heritage-Crystal Clean, Inc. commented, "We are pleased with the sales growth we achieved in the latest quarter. We feel that many of our customers have resumed more normal levels of activity following the recession, and we hope that this will continue. As a cautionary note, we point out that this latest quarter is compared to the third quarter of 2009, when we were at a low point in the recessionary cycle. Our used oil re-refining project continues on plan with respect to schedule and budget."

Mr. Greg Ray, Chief Financial Officer and Vice President of Business Management, stated, "During the third quarter of 2010, our sales increased by $4.4 million compared to the third quarter of 2009. Of this increase, $3.3 million came from our non-oil businesses (parts cleaning, containerized waste management, and vacuum services), an increase of 16% compared to the third quarter of 2009. The rest of the revenue increase, $1.1 million, came from our used oil business, which grew by 70%. The growth in our used oil business was partly due to our continuing focus and investment in the development of new collection routes that will ultimately provide feedstock for our re-refinery. Also contributing to the growth in used oil revenue, during the latest quarter we sold more product than we collected, reversing the inventory build up from the prior quarter. Our growing revenue in the used oil business is not expected to contribute to profits until we have the capacity to re-refine this material; consequently we have experienced erosion in our margin percentages that we expect to reverse when we begin to produce and sell base lubricating oil."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiary.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to complete our used oil re-refinery as anticipated; the used oil re-refinery does not perform as anticipated; we are unable to generate sufficient funds to build and support our used oil re-refinery; our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the recent recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 5, 2010. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 62 branches serving over 41,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

Conference Call

The Company will host a conference call on October 21, 2010 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	September 11, 2010	January 2, 2010
ASSETS

Current Assets:
Cash and cash equivalents	$ 26,230	$ 1,090
Accounts receivable - net	13,342	11,941
Income tax receivables	27	380
Inventory - net	10,312	9,845
Deferred income taxes	866	639
Other current assets	2,115	1,970
Total Current Assets	52,892	25,865
Property, plant and equipment - net	29,635	25,101
Software and intangible assets - net	2,939	3,021
Total Assets	$ 85,466	$ 53,987
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 6,922	$ 4,740
Accrued salaries, wages, and benefits	2,281	1,922
Taxes payable	1,094	911
Other accrued expenses	1,414	1,474
Total Current Liabilities	11,711	9,047
Deferred income taxes	1,413	1,015
Total Liabilities	13,124	10,062

Commitments and contingencies

STOCKHOLDERS' EQUITY:

Common stock - 18,000,000 shares authorized at $0.01 par value, 14,214,275 and 10,708,471 shares issued and outstanding at September 11, 2010 and January 2, 2010, respectively	142	107
Additional paid-in capital	69,279	43,219
Retained earnings	2,921	599
Total Stockholders' Equity	72,342	43,925
Total Liabilities and Stockholders' Equity	$ 85,466	$ 53,987

Heritage-Crystal Clean, Inc.
Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	Third Quarter Ended,		First Three Quarters Ended,
	September 11, 2010	September 12, 2009	September 11, 2010	September 12, 2009

Sales	$ 26,736	$ 22,284	$ 76,079	$ 68,441
Cost of sales	8,139	5,553	20,552	18,290
Gross profit	18,597	16,731	55,527	50,151
Operating costs	13,183	11,772	38,498	36,105
Selling, general, and administrative expenses	4,151	3,834	12,949	11,664
Loss on disposal of fixed assets – net	—	100	39	159
Operating income	1,263	1,025	4,041	2,223
Interest expense – net	—	3	—	3
Income before income taxes	1,263	1,022	4,041	2,220
Provision for income taxes	536	453	1,719	949
Net income available to common stockholders	$ 727	$ 569	$ 2,322	$ 1,271

Net income per share available to common stockholders: basic	$ 0.05	$ 0.05	$ 0.19	$ 0.12
Net income per share available to common stockholders: diluted	$ 0.05	$ 0.05	$ 0.19	$ 0.12

Number of weighted average common shares outstanding: basic	14,197	10,704	11,945	10,696
Number of weighted average common shares outstanding: diluted	14,245	10,834	11,998	10,753

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	Third Quarter Ended, (Dollars in thousands)		First Three Quarters Ended, (Dollars in thousands)

	September 11, 2010	September 12, 2009	September 11, 2010	September 12, 2009

Net income	$727	$569	$2,322	$1,271

Interest expense - net	—	3	—	3

Provision for income taxes	536	453	1,719	949

Depreciation and amortization	1,076	1,052	3,160	2,858

EBITDA(a)	$2,339	$2,077	$7,201	$5,081

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;
EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
CONTACT:  Heritage-Crystal Clean, Inc.
          Greg Ray, Chief Financial Officer
           and VP Business Management
          (847) 836-5670